Exhibit 4.7

SUMMARY OF LEASE AGREEMENTS

Lease agreement dated May 28, 2000, as amended and supplemented on August 21, 2000, February 20, 2003, November 1, 2005, May 7, 2007, October 30, 2010, May 15, 2011, June 15, 2012, July 5, 2012 and February 28, 2013 (together: the “Integrated Agreement”).

1.	Parties:
Ef-Shar Ltd. Israel ("EfShar") Nova Measuring Instruments Ltd. ("Nova")

2.	The premises

Certain areas in building 22, Weizmann Scientific Park, Ness-Ziona, Israel (6,300 square meters).
Certain areas in buildings 16 and 18, Weizmann Scientific Park, Ness-Ziona, Israel (1,126 square meters).
Total square meters: approximately 7,426.
Parking spaces.

3.	Leasing period
The premises are currently leased until January 31, 2016.

4.	Cost of leasehold improvements
Nova will bear the costs of leasehold improvements.

5.	Guarantees

Nova shall pay the rent payments and maintenance fees in advance for the following three months on the 1st of every third month.
Guarantee - Nova will issue an autonomous bank guarantee for this lease in the amount equal to 6-9 months’ rent payments and maintenance fees plus VAT, according to the leased area.

6.	Insurance
Insurance for the construction work and “all risks” insurance, property insurance, third party insurance and employer liability insurance.

Lease Agreement dated September 19, 2012, as supplemented on October 15, 2012.

1.	Parties:
Darban Investments Ltd. (“Darban”) Nova Measuring Instruments Ltd. (“Nova”)

2.	The premises
Certain areas in parcel 185 in block 3695 at Tamar Park in Rehovot, Israel (705 square meters). Parking Spaces.

3.	Leasing period
The lease period is for two (2) years from the first transfer of possession (the “Original Lease Period”).

4.	Option for additional lease period
Nova has an option to extend the lease for an additional lease period of one (1) year (the “Extended Lease Period”).

5.	Guarantees
Nova will deposit an autonomous bank guarantee equal to 5 months of Lease Payments and maintenance fees, which shall be repayable in installments without proof of damage.

6.	Insurance
Insurance for the construction work and “all risks” insurance, Property insurance, Third Party insurance and Employer liability insurance.